EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS
Investors: Eric Olsen (703) 480-6705
Media: Peggy Disney (703) 480-6623

Lafarge North America Reports Third-Quarter Operating Results

•	Solid demand and favorable pricing environment contribute to strong earnings performance

•	Blue Circle North America purchase option to expire unexercised

•	Board declares quarterly cash dividend

•	Stock buy-back plan expanded

HERNDON, VA, November 2, 2004 —Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported third-quarter 2004 net income of $165.6 million, or $2.16 per share diluted. The results compare with third-quarter 2003 net income of $225.3 million, or $3.04 per share diluted, which included $78 million, or $1.05 per share diluted, from cement-related divestment gains and discontinued operations. Excluding the effects of divestment gains and discontinued operations, net income during the quarter increased by $18.3 million, an improvement of 12 percent over the same period last year, or $0.17 per share diluted.

All business segments reported higher operating income year-over-year as product shipments increased in response to strong demand in the majority of the company’s markets, and price gains were realized in cement, aggregates and gypsum. The strengthening of the Canadian dollar contributed approximately $9 million to operating income during the quarter, but this favorable effect was more than offset by increased energy, raw material, and pension and post-retirement expenses.

“Despite increased cost pressures, we recorded excellent earnings this quarter,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “Our earnings performance year-over-year is particularly satisfying when you consider that the volumes during the third quarter of 2003 were very strong due to pent up demand from a weak first half. In addition, this year we did not have the benefit of the significant divestment gains we realized in 2003.”

Net sales from continuing operations were up 8 percent over last year to $1,259.6 million. Excluding the favorable impact of the stronger Canadian dollar, net sales were 6 percent higher than last year.

Third-Quarter Results by Operating Segment

Construction Materials

The construction materials segment reported operating income of $131.4 million in the quarter, an increase of 4 percent compared with income of $126.2 million during the third quarter 2003. Earnings from aggregates improved significantly compared with last year, but were partially offset by declines in other product lines. The favorable effect of the stronger Canadian dollar on operating results was largely offset by higher energy and pension expenses during the quarter. Total construction materials revenue during the quarter was $780 million, up 6 percent over last year. Excluding the favorable impact of the exchange rate, revenues were 2 percent higher than the same period in 2003.

Aggregate (crushed stone, sand and gravel) shipments totaled 44.5 million tons during the quarter, 9 percent above 2003 levels, reflecting stronger overall economic conditions and good weather. Volumes in the U.S. were up 8 percent compared with the year-ago quarter due primarily to continued strong market conditions in the Great Lakes and Maryland. Volumes in Canada increased 10 percent compared with the year-ago quarter reflecting higher levels of infrastructure activity. Aggregate average selling prices were up in all markets except western Canada where average prices were lower due to geographic and product mix, and in the metro Denver area where competitive pressures limited price increases.

Ready-mixed concrete shipments were down 3 percent from the same time last year to 3.5 million cubic yards reflecting the completion of several large construction projects during 2003. Average ready-mix margins were lower than last year due to competitive pricing conditions in Denver and Montreal and increased raw materials costs. Delivery efficiencies improved during the quarter, reflecting the implementation of performance-based distribution initiatives, and helped to offset increases in the cost of diesel fuel.

Excluding divested activities, asphalt and paving sales volumes were essentially flat to those during the same period last year. Increased asphalt activity in Alberta, Ontario and New Mexico was offset by weakness in western New York markets. Asphalt and paving margins remained under pressure in the quarter due to strong pricing competition in most markets and higher liquid asphalt material costs.

Cement

The cement segment reported operating income of $149.9 million during the quarter, 9 percent higher compared with the third quarter 2003. The improvement reflects increased sales volumes and higher prices. Growth in operating margins was limited by increased energy and distribution costs, higher volumes of imported cement necessary to meet customer demand in some areas of the U.S., and costs associated with higher clinker purchases and increased production levels. The strengthening of the Canadian dollar contributed $4.4 million to operating income in the quarter.

Net sales from continuing operations were $456.1 million, an increase of 10 percent compared with last year. Excluding the favorable impact of the exchange rate, revenues were up 8 percent from the same period in 2003.

Cement volumes from continuing operations were 4.8 million tons, up 5 percent over last year. U.S. volumes were up 7 percent in the third quarter of 2004 compared with last year, while Canadian shipments declined slightly due to lower sales in western Canada. Cement demand was stronger in all of the company’s major U.S. market areas except the Great Lakes. Shipments in the Great Lakes markets were flat compared with last year due to seasonal capacity constraints. Weather conditions were generally favorable, although certain markets were mildly impacted by the heavy rains that accompanied U.S. hurricane activity during the quarter. As expected, year-over-year volume growth in the third quarter was lower than during the first six months of the year due to the fact that volumes in the first half of 2003 were comparatively weak, but volumes during the second half were strong.

Average cement prices, excluding the exchange rate, were up 3 percent (approximately $2 per ton) from levels in the same quarter last year. This recovery was driven by the successful implementation of price increases in most U.S. markets in April and August 2004. Growth in average prices compared with last year was dampened somewhat by the impacts of geographic mix, as well as the degradation in U.S. cement prices that occurred in late 2003.

In the U.S., average cement prices during the current quarter were up nearly 4 percent compared with the third quarter 2003, and September 2004 average prices were $4.10 per ton above those in the fourth quarter 2003. Price increases have been announced in all U.S. and Canadian markets effective January 1, 2005.

Gypsum

The gypsum segment posted its fifth consecutive quarterly profit, earning $11.7 million compared with $0.6 million in the third quarter 2003. Higher selling prices contributed significantly to the gain.

Net sales reached $87.1 million, an increase of 29 percent over the year-ago quarter. Although demand was strong in the quarter, four hurricanes in Florida negatively impacted sales volumes during August and September. As a result, wallboard sales volumes were flat compared with the same period last year at 552 million square feet.

Gypsum wallboard prices increased to $131 per msf (thousand square feet) during the quarter, 34 percent higher than during the same period last year. Four price increases have been successfully implemented thus far in 2004. These pricing gains more than offset higher costs for paper, natural gas, labor and maintenance expenses.

Consolidated Nine-Month Results

For the first nine months of 2004, Lafarge North America recorded net income of $196.8 million, or $2.58 per share diluted. These results compare with net income of $212.2 million, or $2.88 per share diluted, during the same period last year, which included $83.8 million, or $1.14 per share diluted, associated with divestment gains and discontinued operations. Excluding the effects of divestment gains and discontinued operations, net income for the first nine months of 2004 increased by $68.4 million, an improvement of 50 percent compared with the same period last year, or $0.84 per share diluted.

Consolidated net sales for the first nine months of 2004 were $2,758.3 million, up 13 percent from $2,436 million during the first nine months of 2003. Excluding the favorable impact of the Canadian dollar, net sales during the first nine months were up 10 percent from last year.

Compared with the same period last year, Lafarge North America’s financial position has strengthened. At the end of the quarter, the company’s total debt was $814.8 million compared with $733.7 million at the end of the third quarter last year. Including cash, cash equivalents and short-term investments of $590.2 million in 2004 and $431 million in 2003, net debt was $224.6 million as of September 30, 2004 compared with $302.7 million as of September 30, 2003.

Outlook

Because of the company’s significant presence in Northern markets, fourth-quarter volumes are highly sensitive to weather conditions. Fourth-quarter year-over-year comparisons will be challenging due to the strong volumes and near-perfect weather conditions for construction experienced during 2003. Although the company is experiencing pressures on energy and raw material costs, management expects that realization of the full benefits from the recently implemented price increases in both cement and gypsum wallboard will offset these cost increases during the balance of the year.

Blue Circle North America Purchase Option Not To Be Exercised

At today’s meeting of the board of directors, the special committee of independent directors that was formed to consider the matter informed the board that it had decided that the option to purchase the U.S. cement and construction materials assets of Blue Circle North America, which expires December 31, 2004, will not be exercised. The board of directors approved the decision.

“These are solid businesses that continue to represent a good strategic fit for Lafarge North America,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “Although they have experienced weak market conditions over the past three years, their market environment and financial performance have begun to improve in 2004.”

“Lafarge North America will continue to manage these businesses on behalf of Lafarge S.A. under our existing management agreement,” he continued. “The lapse of this option does not preclude future discussions regarding our potential purchase of these assets.”

The terms of the agreement under which Lafarge North America manages the U.S.-based Blue Circle assets will remain unchanged, and the agreement has been renewed for the year 2005. The assets covered under the management agreement at this time include: five full production cement manufacturing plants, 14 cement terminals, a slag grinding facility, 15 aggregate-producing pits and quarries, 114 ready-mixed concrete plants and several concrete block operations.

Quarterly Dividend Declared

At its meeting today, the Board of Directors declared a cash dividend of twenty-two cents ($0.22) per share of Lafarge North America common stock, payable on December 1, 2004 to shareholders of record on November 15, 2004.

Stock Repurchase Plan Expanded

Also at its meeting today, the Board of Directors approved a stock repurchase plan to take effect upon the expiration of the current plan, which ends on December 31, 2004. Under the plan approved today, the company, at management’s discretion, is authorized to spend up to $60 million to repurchase its common stock from time to time in the market or through privately negotiated transactions through December 31, 2005.

The current plan, authorized in May 2003, allows the company to spend up to $50 million to repurchase its common stock through December 31, 2004. During the first nine months of 2004, the company repurchased 503,900 shares at an average price of $43.59 per share. From the inception of the current program through September 30, 2004, the company has repurchased 532,100 shares for a total of $22.83 million at an average price of $42.91 per share.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Standard Time on Wednesday, November 3, 2004. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2003, net sales exceeded $3.3 billion.

Lafarge North America’s majority shareholder is Lafarge (Paris Stock Exchange: LG; NYSE: LR). The Lafarge Group is the world leader in building materials, with 75,000 employees in 75 countries. It holds top-ranking positions in all four of its divisions: Cement, Aggregates and Concrete, Roofing and Gypsum. In 2003, the Lafarge Group recorded sales of more than 13.6 billion euros.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S.

and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com

Consolidated Income Statement Information (1)
(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net Sales from Continuing Operations
Construction materials	$780,041	$739,370	$1,650,541	$1,487,304
Cement	456,120	413,981	1,008,151	888,792
Gypsum	87,082	67,558	240,535	185,054
Eliminations	(63,660)	(58,315)	(140,884)	(125,126)

Total Net Sales from Continuing Operations	$1,259,583	$1,162,594	$2,758,343	$2,436,024

Income (Loss) from Continuing Operations
Construction materials	$131,377	$126,168	$138,562	$110,848
Cement	149,862	137,980	244,070	211,949
Gypsum	11,749	601	23,260	(8,076)

	292,988	264,749	405,892	314,721
Corporate and unallocated expenses (2)	(22,988)	10,768	(68,785)	(32,446)

Total Income from Continuing Operations Before Interest and Income Taxes	270,000	275,517	337,107	282,275
Minority interest	(1,756)	(1,660)	(5,157)	(5,244)
Interest expense, net	(12,322)	(13,215)	(26,347)	(40,218)

Earnings from Continuing Operations Before Income Taxes	255,922	260,642	305,603	236,813
Income tax expense	(90,326)	(94,472)	(108,813)	(87,526)

Net Income from Continuing Operations	165,596	166,170	196,790	149,287
Income from discontinued operations, net of tax (3)	—	59,148	—	66,092
Change in accounting principle, net of tax	—	—	—	(3,214)

Net Income	$165,596	$225,318	$196,790	$212,165

Net Income per Share
From continuing operations — basic	$2.22	$2.26	$2.65	$2.04
From discontinued operations — basic	—	0.81	—	0.90
Cumulative effect of change in accounting principle — basic	—	—	—	(0.04)

Net income per share — basic	$2.22	$3.07	$2.65	$2.90

From continuing operations — diluted	$2.16	$2.24	$2.58	$2.02
From discontinued operations — diluted	—	0.80	—	0.90
Cumulative effect of change in accounting principle — diluted	—	—	—	(0.04)

Net income per share — diluted	$2.16	$3.04	$2.58	$2.88

Average Number of Shares Outstanding
Basic	74,494	73,352	74,222	73,235
Diluted	76,682	74,135	76,349	73,722

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the quarter and nine months ended September 30, 2004 include a gain of $0.5 million and a loss of ($1.3) million, respectively, on divestitures of non-strategic businesses and other assets. This compares to gains of $31.2 million and $29.4 million reflected in the quarter and nine months ended September 30, 2003, respectively.

(3)	Income from discontinued operations relates to Lafarge Florida Inc. The sale was completed in August 2003.

Consolidated Balance Sheet Information
(in thousands)

	September 30		December 31
	2004	2003	2003
	(unaudited)	(unaudited)	(audited)
Assets:
Cash, cash equivalents and short-term investments	$590,165	$430,986	$699,217
Other current assets	1,345,455	1,199,781	945,361
Property, plant and equipment, net	2,417,598	2,281,013	2,369,452
Other long-term assets	824,089	721,275	752,634

Total Assets	$5,177,307	$4,633,055	$4,766,664

Liabilities and Shareholders’ Equity:
Short-term debt and current portion of long-term debt	$346,499	$15,863	$1,775
Other current liabilities	628,537	566,187	570,582
Long-term debt	468,298	717,851	715,391
Other long-term liabilities	868,373	786,742	819,274
Shareholders’ equity	2,865,600	2,546,412	2,659,642

Total Liabilities and Shareholders’ Equity	$5,177,307	$4,633,055	$4,766,664

Indebtedness
Long-term debt, including current portion	$814,797	$733,714	$717,166
Cash, cash equivalents and short-term investments	(590,165)	(430,986)	(699,217)

Total debt, net of cash, cash equivalents and short-term investments	$224,632	$302,728	$17,949

NOTE: Certain reclassifications have been made to prior periods to conform to the 2004 presentation.

Consolidated Cash Flow Information
(unaudited and in thousands)

	Nine Months Ended September 30
	2004	2003
Net cash (used) provided by operating activities	$(20,559)	$35,897
Capital expenditures and acquisitions	(220,466)	(101,448)
Proceeds from property, plant and equipment dispositions	47,712	53,594
Cash provided (used) by financing activities	78,151	(102,365)
Redemptions of short term investments	41,013	19,265
Effect of exchange rate changes	5,052	51,615
Proceeds received from sale of discontinued operations	—	123,891
Other	1,058	(3,568)

Net (decrease) increase in cash and cash equivalents	(68,039)	76,881
Cash and cash equivalents at beginning of period	630,644	351,110

Cash and cash equivalents at end of period	$562,605	$427,991